Exhibit 99.6

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

Independent Auditor’s Report

Audit Committee

Rotech Healthcare, Inc. and Subsidiaries

Opinion

We have audited the consolidated financial statements of Rotech Healthcare, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Orlando, Florida

March 15, 2025

Rotech Healthcare Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$52,844	$37,852
Accounts receivable	54,866	64,069
Other receivables	12,209	14,417
Income taxes receivable	814	209
Inventories	16,391	15,146
Prepaid expenses	9,619	5,122

Total current assets	146,743	136,815
Property and equipment, net	235,855	233,965
Goodwill	356,941	356,941
Intangible assets, net	50,938	59,201
Operating lease right-of-use asset	27,549	30,297
Deferred tax assets	1,493	—
Other assets	5,676	10,630

Total assets	$825,195	$827,849

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,551	$33,556
Accrued expenses and other current liabilities	59,661	47,422
Accrued interest	172	411
Deferred revenue	16,957	16,549
Current portion operating lease liability	12,494	11,889
Current portion finance lease liability	25,355	15,728
Current portion of debt	26,250	26,250

Total current liabilities	192,440	151,805
Deferred tax liabilities	—	1,567
Other long-term liabilities	—	425
Operating lease liability, less current portion	15,089	17,937
Finance lease liability, less current portion	29,240	21,184
Debt, less current portion and debt issuance cost	516,610	549,009

Total liabilities	753,379	741,927
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, par value $0.001 per share, 1,000 shares authorized, issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	22,232	16,247
Accumulated earnings	48,696	66,552
Accumulated other comprehensive income	888	3,123

Total stockholders’ equity	71,816	85,922

Total liabilities and stockholders’ equity	$825,195	$827,849

See Notes to Consolidated Financial Statements.

Rotech Healthcare Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

	Year ended December 31, 2024	Year ended December 31, 2023
Revenues	$725,756	$753,372

Costs and expenses:
Cost of revenues:
Product and supply costs	142,986	146,630
Patient service equipment depreciation	120,992	118,895
Operating expenses	97,117	89,566

Total cost of revenues	361,095	355,091

Gross profit	364,661	398,281
Expenses:
Selling, general and administrative	331,314	325,447
Depreciation and amortization	13,711	16,048
Transaction expenses	7,400	—

Total expenses	352,425	341,495

Operating income	12,236	56,786

Other expenses (income):
Interest expense, net	47,627	47,471
Gain on sale of property and equipment	(13,859)	(4,305)
Other income, net	(1,745)	(376)

Total other expense	32,023	42,790

(Loss) income before income taxes	(19,787)	13,996
Income tax (benefit) expense	(1,931)	5,046

Net (loss) income	$(17,856)	$8,950

See Notes to Consolidated Financial Statements.

Rotech Healthcare Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In Thousands)

	Year ended December 31, 2024	Year ended December 31, 2023
Net (loss) income	$(17,856)	$8,950
Other comprehensive (loss) income:
Change in fair value interest rate swap, net of tax	(2,235)	(1,199)

Comprehensive (loss) income	$(20,091)	$7,751

See Notes to Consolidated Financial Statements.

Rotech Healthcare Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In Thousands, Except Share Data)

	Shares of Common Stock	Par Value Common Stock	Additional Paid-in Capital	Accumulated Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at December 31, 2022	1,000	$—	$10,592	$57,602	$4,322	$72,516
Share-based compensation contribution	—	—	5,655	—	—	5,655
Net income	—	—	—	8,950	—	8,950
Change in fair value interest rate swap, net of tax	—	—	—	—	(1,199)	(1,199)

Balance at December 31, 2023	1,000	—	16,247	66,552	3,123	85,922
Share-based compensation contribution	—	—	5,985	—	—	5,985
Net loss	—	—	—	(17,856)	—	(17,856)
Change in fair value interest rate swap, net of tax	—	—	—	—	(2,235)	(2,235)

Balance at December 31, 2024	1,000	$—	$22,232	$48,696	$888	$71,816

See Notes to Consolidated Financial Statements.

Rotech Healthcare Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year ended December 31, 2024	Year ended December 31, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(17,856)	$8,950
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	135,416	135,570
Deferred income taxes	(2,298)	3,330
Share-based compensation	9,398	9,019
Gain on sales of property and equipment	(13,859)	(4,305)
Change in fair value interest rate swap	—	416
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,203	16,388
Other receivables	2,208	(5,587)
Inventories	(2,956)	5,644
Prepaid expenses	(4,497)	(483)
Income taxes receivable	(605)	(209)
Operating lease right-of-use asset	2,748	(6,847)
Other assets	336	669
Accounts payable, accrued expenses and other current liabilities	31,297	(24,396)
Accrued interest	(239)	(376)
Income taxes payable	—	(977)
Operating lease liabilities	(2,243)	7,094
Deferred revenue	408	1,105
Other long-term liabilities	(47)	(43)

Net cash provided by operating activities	146,414	144,962

Cash Flows from Investing Activities:
Purchases of equipment	(83,330)	(105,137)
Cash paid for acquisitions, net of cash acquired	—	(29,133)
Proceeds on sale of equipment	16,280	5,983

Net cash used in investing activities	(67,050)	(128,287)

Cash Flows from Financing Activities:
Payments on finance leases	(20,986)	(21,503)
Payments on long-term borrowings	(29,797)	(13,125)
Debt issuance costs	(315)	(662)
Borrowings on revolving credit facility	10,000	35,500
Payments on revolving credit facility	(13,000)	(10,000)
Payments of other liabilities	(6,861)	(8,299)
Payment of employment taxes related to release of restricted stock	(3,413)	(3,364)

Net cash used in financing activities	(64,372)	(21,453)

(continued)

Rotech Healthcare Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year ended December 31, 2024	Year ended December 31, 2023
Increase (decrease) in cash and cash equivalents	14,992	(4,778)
Cash and cash equivalents:
Beginning	37,852	42,630

Ending	$52,844	$37,852

Supplemental Disclosures of Noncash Investing and Financing Activities:
Property and equipment acquired through finance leases	$38,669	$27,866
Operating lease right-of-use assets exchanged for operating lease liabilities	$11,434	$21,099
Contingent consideration related to acquisitions	$—	$2,386
Property and equipment unpaid and included in accounts payable, accrued expenses and other current liabilities	$13,632	$8,212
Supplemental Disclosure of Cash Flow Information:
Interest paid	$48,816	$48,956
Income taxes paid, net of refunds received	$972	$3,017

See Notes to Consolidated Financial Statements.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

(1) Nature of Business and Significant Accounting Policies

Basis of Presentation

Rotech Healthcare Inc. (the “Company”) is one of the leading providers of home medical equipment and related products and services (collectively referred to as “HME products and services”) in the United States, with a comprehensive offering of oxygen, ventilators, sleep therapy, wound care, diabetics and durable medical equipment. The Company provides HME products and services in 45 states through approximately 310 operating locations. As used in these notes, unless otherwise specified or the context otherwise requires, references to the “Company” refers to the business and operations of Rotech Healthcare Inc. and its subsidiaries and not any other person.

In April 2018, the Company formed two new entities, Rotech Healthcare Holdings Inc. and Rotech Intermediate Holdings LLC. The shareholders of Rotech Healthcare Inc. exchanged all outstanding stock for shares in Rotech Healthcare Holdings Inc. Rotech Healthcare Holdings Inc. is the sole member of Rotech Intermediate Holdings LLC.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company’s significant accounting policies are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and balances have been eliminated in the consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Examples include revenue recognition and the valuation of accounts receivable (implicit price concessions); useful lives of intangible assets and property and equipment; impairment of long-lived assets; impairment of goodwill; deferred tax assets (liabilities); share based payments; and disclosure of contingent liabilities at the date of the consolidated financial statements. In general, management’s estimates are based upon historical experience and various other assumptions that it believes to be reasonable under the facts and circumstances. Actual results and outcomes may differ materially from management’s estimates and assumptions.

Revenue Recognition

Revenues are principally derived from the rental and sale of HME products and services to customers (patients). The HME products and services are segregated into six core service lines: oxygen, ventilators, sleep therapy, wound care, diabetics and durable medical equipment.

Revenues are recognized when control of the promised goods and services are transferred to the customers in an amount that reflects the consideration that the Company expects to be entitled to receive from the patient or third-party payor. The contract with the customer is entered into when the Company accepts a written order from a physician. The Company routinely obtains assignment of (or are otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., government and commercial payors) and will bill those payors accordingly. When evaluating the components of revenue the Company uses three portfolios: Government, Commercial, and Patient.

Rental Revenue

The Company’s rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. No separate revenue is earned from the initial setup process. Fixed monthly payments that the company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period earned. During the rental period, the Company is responsible for providing oxygen refills for patients requiring portability and is responsible for servicing and maintaining the equipment based on manufacturers’ recommendations as part of the monthly fee.

Sales Revenue

The performance obligation is met at a point in time once an item is delivered or shipped to the patient. The Company does not have any warranty obligations. The transaction price is determined based on contractually agreed-upon amounts adjusted for estimates of variable consideration such as implicit price concessions using the most likely amount method based on historical collection information and constraints as discussed below in the section titled Billing.

Capitation Revenue

Capitation agreements provide for a fixed fee based on the number of members covered for each month. During each month the Company must provide services to the covered members. Revenues earned from capitation agreements are recognized over the period that the Company is obligated to stand ready to provide services to covered members, primarily a calendar month.

Billing

Revenues are recorded at an amount that reflects the consideration which the Company expects to receive from patients and third-party payors. The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts, as available, in effect or contractually agreed upon by various government and commercial payors for each item of equipment, service or supply provided to a customer. Revenues are recorded based upon the applicable fee schedule adjusted for estimates of variable consideration.

The Company records variable consideration reduced by implicit price concessions based on a percentage of revenue using historical Company-specific data. The percentage and amounts used to record the implicit price concessions are supported by various methods including current and historical cash collections, as well as actual contractual adjustment experience. A constraint is applied to the variable consideration such that the net revenue is recorded only to the extent that it is probable that a significant reversal in the amount will not occur in the future. This percentage, which is adjusted at least on an annual basis, has proven to be the best indicator of the consideration that the Company expects to receive. Historical collection and adjustment percentages serve as the basis for its estimates of implicit price concessions and consists of:

(1) Differences between non-contracted third-party payors’ allowable amounts and the Company’s usual and customary billing rate for payors that do not have contracts or fee schedules established with the Company.

(2) Services for which payment is denied due to audit or recoupment by governmental or third-party payors, or otherwise deemed non-billable by the Company.

(3) Collection risk related to amounts due from patients for co-payments and deductibles.

Patients and payors are obligated to pay upon billing. The Company does not record any financing charges on balances due. Collection risk is incorporated in the Company’s estimates for implicit price concessions. The Company recognizes revenue only when services have been provided and since the Company has performed under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

The Company closely monitors historical contractual adjustment rates, accounts receivable balances, economic conditions, as well as changes in applicable laws, rules and regulations and contract terms to help assure that estimates are made using the most accurate information it believes to be available. Significant future changes in payor mix, economic conditions or trends in federal and state governmental health care coverage could have a material adverse affect on the collection of accounts receivable, cash flows and results of operations.

Revenue Data

Rental and sale revenues are disaggregated by the following principal service categories:

	December 31, 2024	December 31, 2023
Rental revenues:
Oxygen	$231,602	$243,625
Ventilators	98,174	105,982
Sleep therapy	63,228	75,668
Wound care	8,713	18,943
Durable medical equipment	20,991	24,522
Sale revenues:
Oxygen	6,147	6,250
Sleep therapy	178,676	173,587
Wound care	13,033	24,300
Durable medical equipment	16,779	16,728
Diabetics	37,760	41,143
Capitation revenues	50,653	22,624

	$725,756	$753,372

Revenues were disaggregated by the following payor sources as follows:

	December 31, 2024	December 31, 2023
Government:
Medicare	$198,839	$220,803
Veterans Administration	31,542	34,063
Medicaid	17,553	21,769
Other	7,589	5,158

Government	255,523	281,793
Commercial	381,510	383,655
Patient	88,723	87,924

	$725,756	$753,372

Accounts Receivable

Accounts receivable are presented at net realizable values that reflects the consideration the Company expects to receive, which is inclusive of adjustments for price concessions, as described above. If the payment amount received differs from the estimated net realizable amount, an adjustment is made to the net realizable amount in the period that these payment differences are determined.

Included in accounts receivable at December 31, 2024 and 2023, are amounts due from Medicare, Medicaid and other federally funded programs (primarily the Veterans Administration), which represents 34.8% and 33.4% of total outstanding gross receivables, respectively.

Included in accounts receivable are earned but unbilled receivables of $7,747 and $9,882 at December 31, 2024 and 2023, respectively, due to the Company having performed its obligations and having an unconditional right to payment. Billing backlogs, ranging from a day to several weeks, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required in order to record revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they may have to be revised or updated as additional information becomes available. It is possible that management’s estimates could change, which could have an impact on operations and cash flows. Specifically, the complexity of many third-party billing arrangements, patient qualification for medical necessity of equipment and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

The Company performs a periodic analysis to review the valuation of accounts receivable and collectibility of outstanding balances. Such analysis takes into consideration factors including the age and composition of the outstanding amounts, historical bad debt experience, business and economic conditions, trends in health care coverage, and other specific receivable information. Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue in the period of revision.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid debt instruments with original maturities of three months or less at the date of investment. Cash and cash equivalents are invested in money market accounts and certificates of deposit. The Company placed its cash and cash equivalents with one major financial institution. The amount of cash and cash equivalents in excess of the amount insured by the Federal Deposit Insurance Corporation was $51,017 and $35,047 at December 31, 2024 and 2023, respectively.

Inventories

Inventories are stated at the lower of cost (weighted average method) or net realizable value, consisting principally of medical supplies, medical equipment and replacement parts. The Company establishes reserves for inventory estimated to be obsolete, unmarketable or slow-moving.

Property and Equipment

Purchases of property and equipment are recorded at cost. Patient service equipment represents medical equipment rented or held for rental to in-home patients. Patient service equipment is accounted for using a composite method, due to its characteristics of high unit volumes of relative low dollar unit cost items. Under the composite method, the purchase cost of monthly purchases of certain patient service equipment are capitalized and depreciated over the applicable useful life under a straight-line convention, without specific physical tracking of individual items. Each grouping of patient service equipment is assigned a useful life intended to provide proper matching of the cost of patient service equipment with the patient service revenues generated from use of the equipment, when considering the conversion of rental equipment to purchase, wear and tear, damage, loss and ultimately scrapping of patient service equipment over its life. The Company evaluates the useful life under the composite method on an annual basis. Whenever events or circumstances occur which change the estimated useful life of an asset, the change is accounted for prospectively. While the Company believes its current estimates of useful lives are reasonable, significant differences in actual experience or significant changes in assumptions may cause additional changes to future depreciation expense. Patient service equipment depreciation is included in the cost of net revenues in the consolidated statements of operations. During the year ended December 31, 2024, the Company recognized a gain on sale of patient service equipment in the amount of $13,631 related to recalled equipment returned to Philips Respironics which is included within gain on property and equipment in the accompanying statements of operations.

Other property and equipment is accounted for by a specific identification system. Depreciation for other property and equipment is provided on the straight-line method over the estimated useful lives of the assets, seven years for furniture and office equipment, five years for vehicles, three years for computer equipment, and the shorter of the remaining lease term or the estimated useful life for leasehold improvements. Vehicle depreciation is included in operating expenses within the cost of net revenues in the consolidated statements of operations.

Capitalized Software

Included in property and equipment are costs related to internally developed and/or purchased software that are capitalized and amortized over periods varying from three to ten years using the straight-line method. Capitalized costs include direct cost of materials and services incurred in developing or obtaining internal-use software and payroll and payroll-related costs for employees directly involved in the development of internal-use software. Capitalization of such costs ceases when the project is substantially complete and ready for its intended purpose. Costs incurred during the preliminary and post-implementation stages, as well as software maintenance and training costs, are expensed as incurred. During the years ended December 31, 2024 and 2023, the Company recorded approximately $934 and $281 of additions to internally developed computer software, respectively.

Intangible Assets

Intangible assets include trade names and other identifiable intangible assets, which are amortized over a period of their expected useful lives, generally two to fifteen years.

Impairment of Long-Lived Assets

Periodically, when indicators of impairment are present, the Company evaluates the recoverability of the net carrying value of property and equipment and other amortizable intangible assets by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The amount of the impairment, if any, is recognized by the amount by which the carrying value exceeds the fair value. Among other variables, factors such as the effects of external changes to the Company’s business environment, competitive pressures, market erosion, technological and regulatory changes are considered factors which could provide indications of impairment. As of December 31, 2024 and 2023, the Company determined that no impairment existed.

Goodwill

Goodwill represents the portion of reorganization value not attributed to specific tangible and identified intangible assets under fresh-start reporting and the excess consideration transferred in a business combination after the fair values of identifiable tangible and intangible assets acquired and liabilities assumed have been recorded. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performs its annual impairment review of goodwill as of October 31st of each year. The Company first uses the qualitative approach to assess whether the existence of events and circumstances to determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors include, but are not limited to, under performance relative to historical or projected future operating results, significant changes in the Company’s overall business, significant negative industry or economic trends. If the Company determines that the threshold is met, then the Company applies a quantitative test to determine the fair value of the Company’s reporting units to their respective carrying amounts and records an impairment charge for the amount by which the carrying amounts exceeds the fair value. The Company operates as one reporting unit. The Company performed its annual impairment review of goodwill and it is not more likely than not that a goodwill impairment exists as of December 31, 2024 and 2023.

Business Combinations

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair value at the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company may adjust the preliminary purchase price allocations, as necessary, for up to one year after the acquisition closing date if it obtains additional information regarding the asset valuations and liabilities assumed. Acquisition related expenses are recognized separately from the the business combination and are expensed as incurred. The results of operations of the businesses acquired by the Company are included as of the date of acquisition.

Leases

The Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) (ASC 842) effective January 1, 2022, using the modified retrospective transition method which does not require restatement of prior comparative periods but instead allows recording of a cumulative adjustment in retain earnings. The Company elected to apply certain practical expedients permitted under the transition guidance within ASC 842 to leases that commenced before January 1, 2022, including the package of practical expedients, which, among other things, permits lease agreements that are twelve months or less to be excluded from the balance sheet, and permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. Due to the Company’s election of these practical expedients, the Company carried forward certain historical conclusions for existing contracts, including conclusions related to the existence and classification of leases and to initial direct costs.

The Company determines, at the inception date, whether an arrangement is or contains a lease. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and obtain substantially all the economic benefits from the use of the underlying asset.

Right-of-use (ROU) assets are initially recorded at lease commencement as the initial amount of the lease liability, together with the following, if applicable: (i) initial direct costs incurred by the lessee and (ii) lease payments made by the lessor net of lease incentives received, prior to lease commencement. Lease liabilities are initially recorded at lease commencement as the present value of future lease payments. The Company uses the hypothetical incremental borrowing rate it would have to pay to borrow an amount equal to the lease payments, on a collateralized basis, over a timeframe similar to the lease term. The lease term is the period of the lease not cancellable by the Company, together with periods covered by: (i) renewal options the Company is reasonably certain to exercise, (ii) termination options the Company is reasonably certain not to exercise, and (iii) renewal or termination options that are controlled by the lessor.

The Company has lease agreements with separate lease and non-lease components. The Company elected the practical expedient to treat separate lease and non-lease components as a single lease component. The Company has also elected to not recognize a lease liability or ROU asset for all leases with an initial terms of twelve months or less (known as short-term leases).

Over the lease term, the Company generally increases its lease liabilities using the effective interest method and decreases its lease liabilities for lease payments made. For finance leases, amortization and interest expense are recognized separately in the consolidated statements of operations, with amortization expense generally recorded on a straight-line basis over the lease term and interest expense recorded using the effective interest method. For operating leases, a single lease cost is generally recognized in the consolidated statements of operations on a straight-line basis over the lease term unless an impairment has been recorded with respect to a leased asset. Lease costs for short-term leases not recognized in the consolidated balance sheets are recognized in the consolidated statements of operations on a straight-line basis over the lease term. Variable lease costs not initially included in the lease liability and ROU asset impairment charges are expensed as incurred. ROU assets are assessed for impairment, similar to other long-lived assets.

Derivatives and Hedging

The Company uses derivative instruments, such as interest rate swaps, primarily to manage exposure to interest rate risk inherent in variable rate debt. The Company’s interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the notional amount. The Company does not use derivatives for trading or speculative purposes. The Company has two interest rate swap agreements: the 2018 interest rate swap and the 2022 interest rate swap. The 2018 interest rate swap agreement was not designated as a hedge for accounting purposes and is recorded at fair value with changes in the fair value recognized in earnings within interest expense. The 2018 interest rate swap matured in April 2023. The 2022 interest rate swap was designated as a cash flow hedge for accounting purposes. The Company documents the hedging relationship and its risk management objective and strategy for the hedging instrument, the hedged transaction, the nature of the risk hedged, how the hedging instrument’s effectiveness will be assessed and a description of the method to measure effectiveness. Changes in the fair value of the cash flow hedge are recorded in other comprehensive income and subsequently reclassified into interest expense in the same period during with the hedged transaction affects earnings.

Fair Value of Financial Instruments

The Company has adopted Accounting Standards Codification (ASC) 820, Fair Value Measurement (ASC 820) for all assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements. ASC 820 defines fair value as the price that would be received upon the sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

ASC 820 provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Valuations performed maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2	Inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3	Inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about market participants would use in pricing the asset or liability.

Cash and cash equivalents, accounts receivable, other receivables, prepaid assets, accounts payable and accrued expenses and other current liabilities carrying values approximate their fair value based on their short-term nature. The senior secured term loan carrying amount approximates fair value due to the variable rate nature of the agreement. The fair value of the Company’s interest rate swaps are valued using the fair value and are classified as Level 2 in the fair value measurement hierarchy.

The fair value of the contingent consideration related to the 2022 business acquisitions was estimated using an options pricing model with a probability-weighted rate of return. The fair value of the contingent consideration related to the 2023 business acquisitions was estimated using the monte carlo simulation model. As the measurement of the contingent consideration is primarily on significant inputs not observable in the market, it represents a Level 3 measurement. The fair value of contingent consideration decreased $2,088 during the year ended December 31, 2024 from changes in the forecasted results of annual performance targets. The fair value of the contingent consideration decreased $335 during the year ended December 31, 2023 from changes in the forecasted results of annual performance targets. The change in fair value of contingent consideration is included in selling, general and administrative expense within the consolidated statements of operations.

A reconciliation of the Company’s contingent consideration liabilities related to acquisitions is as follows:

Balance at December 31, 2022	$5,547
Addition for acquisitions	2,386
Payments	(2,148)
Change in fair value	(335)

Balance at December 31, 2023	5,450
Payments	(3,362)
Change in fair value	(2,088)

Balance at December 31, 2024	$—

Cost of Net Revenues

Cost of net revenues includes the cost of products and supplies sold to patients, patient service equipment depreciation, and certain operating costs related to respiratory services and distribution expenses. Distribution expense represents the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; shipping and postage expenses; and salaries and other costs related to drivers and dispatch personnel. The Company has adopted the practical expedient in ASC 606, Revenue from Contracts with Customers, to treat these distribution expenses as activities to fulfill the Company’s promise to transfer the goods.

The Company purchases patient service equipment and supplies from a variety of independent suppliers, with whom it generally has long-standing relationships. Although the Company is not dependent upon any one supplier, it currently purchases approximately 66% of its patient service equipment and supplies from five suppliers. The Company typically focuses on one or two suppliers in each product category in an effort to maximize delivery efficiency and gross margins. The Company does believe that most of its supplies can be provided by multiple suppliers; however, loss or disruption of a supplier relationship could cause delays in service delivery which could adversely affect its financial condition, revenues, profit margins, profitability, operating cash flows and result of operations.

Advertising Expense

Advertising costs are expensed as incurred. For the years ended December 31, 2024 and 2023, advertising expenses were $285 and $238, respectively.

Rebates and Early Pay Discounts Earned

The Company accounts for rebates and early pay discounts earned in accordance with ASC 705-20, Accounting for Consideration Received from a Vendor. Rebates and early pay discounts for products purchased during a reporting period are estimated and recorded based on a systematic and rational allocation of the cash consideration offered from each vendor to each of the underlying transactions that results in progress toward earning the rebate or refund provided the amounts are probable and reasonably estimable. All rebates based upon volume discounts are recorded as a reduction of the prices for those vendor’s products, and characterize the rebate as a reduction of cost of net revenues in the consolidated statements of operations. If the consideration is not probable and reasonably estimable, it is recognized as the milestones are achieved.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes (ASC 740). As specified by ASC 740, the tax effects of an economic transaction are recognized only if it is “more-likely-than-not” to be sustained solely on its technical merits. The “more-likely-than-not” threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered “more-likely-than-not” to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized.

The Company files a consolidated Federal income tax return with its parent. Income taxes are allocated to the Company in these financial statements using the separate return method.

Income taxes are recognized for the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities are recognized for the future tax consequences of transactions that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities recognized in income in the period the rate change is enacted. A valuation allowance is provided when it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The Company evaluates all positive and negative evidence, including scheduled reversals of existing deferred tax liabilities, projected future taxable income and tax planning strategies.

The Company recognizes interest and penalties on taxes, if any, within income tax (benefit) expense in the consolidated statements of operations.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC 718). Under the provisions for ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Share-based compensation expense is included within selling, general and administrative expense in the accompany consolidated statements of operations.

Accumulated Other Comprehensive Income

A summary of accumulated other comprehensive income is presented below:

Balance at December 31, 2022	$4,322
Gain on interest rate swap change in fair value	2,855
Reclassification to interest expense	(4,466)
Tax benefit	412

Net other comprehensive income	(1,199)

Balance at December 31, 2023	3,123

Gain on interest rate swap change in fair value	1,719
Reclassification to interest expense	(4,716)
Tax benefit	762

Net other comprehensive income	(2,235)

Balance at December 31, 2024	$888

The Company estimates in the six months subsequent to December 31, 2024, an additional $1,340 will be reclassified from accumulated other comprehensive income as a reduction to interest expense.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2023, the FASB issued ASU No. 2023-05, Business Combinations-Joint Venture Formations (“Topic 805-60”), which requires that all entities that qualifies as either a joint venture or a corporate joint venture are required to apply a new basis of accounting. Specifically, the ASU provides that a joint venture or a corporate joint venture must initially measure its assets and liabilities at fair value on the formation date. ASU 2023-05 is effective for all joint ventures that are formed on or after January 1, 2025, with early adoption permitted. The Company is currently evaluating the impact that this standard will have on its financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (“Topic 740”). This ASU improves the transparency of income tax disclosures by requiring business entities to disclose specific categories in the annual rate reconciliation as well as disclose income tax expense (or benefit) and the amount of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective on a prospective basis for fiscal years beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact that this standard will have on its consolidated financial disclosures.

(2) Property and Equipment

Property and equipment consists of the following at December 31:

	2024	2023
Patient service equipment	$428,516	$408,343
Furniture, office equipment, computers and software	58,981	55,522
Vehicles	38,908	37,107
Leasehold improvements	10,359	9,512
	536,764	510,484
Less accumulated depreciation	(300,909)	(276,519)
	$235,855	$233,965

Depreciation expense was $126,440 and 126,187 for the years ended December 31, 2024 and 2023, respectively.

(3) Goodwill and Intangible Assets

The changes in goodwill, net are as follows:

Balance at December 31, 2022	$342,737
Acquisitions	14,204

Balance at December 31, 2023	356,941

Balance at December 31, 2024	$356,941

Intangible assets consist of the following as of December 31:

	2024			2023
	Gross carrying amount	Accumulated amortization	Net amount	Gross carrying amount	Accumulated amortization	Net amount
Intangible assets subject to amortization:
Tradename	$26,252	$17,020	$9,232	$26,252	$15,054	$11,198
Other intangibles	68,822	27,116	41,706	68,822	20,819	48,003

Total intangible assets	$95,074	$44,136	$50,938	$95,074	$35,873	$59,201

During the year ended December 31, 2024, the Company did not record any identifiable intangibles. During the year ended December 31, 2023, the Company recorded $700 in tradenames and $22,420 of other intangibles related to acquisitions. Amortization expense related to identifiable intangible assets, which is included in depreciation and amortization, excluding patient equipment depreciation, in the accompanying statements of operations was $8,263 and $8,756 for the years ended December 31, 2024 and 2023, respectively. The weighted average useful life of intangible assets was 9.93 years as of December 31, 2024 and 2023.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for other intangible assets that exist at December 31, 2024:

For the years ending December 31:
2025	$8,488
2026	8,238
2027	8,209
2028	6,700
2029	4,642
Thereafter	14,661

$50,938

(4) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2024	2023
Accrued salaries and wages	$23,451	$17,661
Accounts receivable credit balances	11,369	7,751
Accrued insurance and other claims	11,295	8,397
Accrued extended vendor payment terms	2,811	2,233
Accrued transaction expense	7,296	—
Sales tax payable	262	262
Other	3,177	11,118

	$59,661	$47,422

(5) Debt

The Company’s debt consists of the following at December 31:

	2024	2023
Revolving credit facility	$72,500	$75,500
Term Loan Agreement	472,234	502,031

Subtotal	544,734	577,531
Less unamortized debt issuance costs	1,874	2,272
Less current portion of debt	26,250	26,250

Debt, less current portion	$516,610	$549,009

Term Loan Agreement

On March 31, 2022, Rotech Healthcare Inc. entered into a third amended and restated senior secured credit agreement with several lenders with Truist Bank as administrative agent, swingline lender and issuing back and Truist Securities, Inc., Regions Bank, Citizens Bank and Fifth Third Bank, National Association, as joint lead arrangers and joint bookrunners (the

“Third Restated Credit Agreement”). The Third Restated Credit Agreement increased the maximum credit amount to $675,000 and is comprised of two parts, a term loan in the amount of $525,000, a revolving credit facility with a maximum borrowing amount of $150,000 and the ability to incur additional revolving commitments and/or term loan indebtedness subject to certain terms and conditions. The proceeds of this transaction were distributed to Rotech Intermediate Holdings LLC to payoff the Second Restated Credit Agreement. The Third Restated Credit Agreement has a maturity date of March 31, 2027. Principal payments were due quarterly beginning June 30, 2022 in the amount of $3,281 through December 31, 2023. Beginning March 31, 2024 quarterly principal payments increased to $6,563. The interest per annum is the three month SOFR plus the applicable margin and was 7.58% at December 31, 2024. The Company incurred $4,173 of debt issuance costs associated with the closing for the Third Restated Credit Agreement of which, $1,419 of costs were deferred and are being amortized over the term of the loan under the effective interest method. Amortization of debt issuance costs was $713 and $627 for the years ended December 31, 2024 and 2023, respectively and is included in interest expense, net in the accompanying consolidated statements of operations.

On December 17, 2020, the Company entered into a second amended and restated credit agreement with several lenders with Truist Bank as administrative agent, swingline lender and issuing back and Truist Securities, Inc., Regions Bank, Citizens Bank and Fifth Third Bank, National Association, as joint lead arrangers and joint bookrunners (the “Second Restated Credit Agreement”). The Second Restated Credit Agreement increased the maximum credit amount to $425,000 and was comprised of three parts, a term loan in the amount of $335,000, a working capital revolving credit facility with a maximum borrowing amount of $15,000, an acquisition revolving credit facility with a maximum borrowing amount of $75,000 and the ability to incur up to $50,000 of additional revolving commitments and/or term loan indebtedness subject to certain terms and conditions. The Company incurred $764 of debt issuance costs associated with the closing for the Second Restated Credit Agreement. Such costs were deferred and amortized over the term of the loan under the effective interest method.

On October 24, 2019, the Company entered into an amended and restated credit agreement with several lenders with SunTrust Bank as administrative agent and issuing lender and SunTrust Robinson Humphrey, Inc., Regions Bank and Fifth Third Bank, as joint lead arrangers and bookrunners (the “Restated Credit Agreement”). The Restated Credit Agreement increased the maximum credit amount to $315,000 and was comprised of three parts, a term loan in the amount of $250,000, a working capital revolving credit facility with a maximum borrowing amount of $15,000 and an acquisition revolving credit facility with a maximum borrowing amount of $50,000. The Company incurred $698 of debt issuance costs associated with the closing for the Restated Credit Agreement. Such costs were deferred and amortized over the term of the loan under the effective interest method.

On April 6, 2018, the Company entered into a credit agreement with several lenders with SunTrust Bank as administrative agent and issuing lender and SunTrust Robinson Humphrey, Inc., Regions Bank and Fifth Third Bank, as joint lead arrangers and bookrunners (the “Credit Agreement”). The Credit Agreement had a maximum credit amount of $185,000 and was comprised of two parts, a term loan in the amount of $160,000 and a revolving credit facility with a maximum borrowing amount of $25,000. The proceeds of this transaction were used to payoff Tranche A and Tranche B of the First Lien Credit Agreement. The Company incurred $4,342 of debt issuance costs associated with the closing for the Credit Agreement. Such costs were deferred and amortized over the term of the loan under the effective interest method.

The Third Restated Credit Agreement provides for mandatory prepayment and defined prepayment premiums upon the occurrence of certain specified events. The Third Restated Credit Agreement contains customary covenants for financings of this type, that limit the Company’s ability to, among other things: sell assets; pay dividends or make other distributions or repurchase or redeem stock; incur or guarantee additional indebtedness; incur certain liens; make loans and investments; enter into agreements restricting subsidiaries’ ability to pay dividends; consolidate, merge or sell all or substantially all assets, and enter into transactions with affiliates. The Third Restated Credit Agreement also contains certain financial covenants, including requirements regarding a maximum consolidated net leverage ratio and a minimum consolidated fixed charge coverage ratio, as defined under the Third Restated Credit Agreement. As of December 31, 2024, the Company was in compliance with all its debt covenant requirements.

The Third Restated Credit Agreement contains customary events of default. Such events of default include, but are not limited to: (i) the failure to pay principal or interest when due, (ii) the breach or failure to perform certain covenants (including the failure to comply with financial covenants) or obligations and, as applicable, the failure to cure the same within a specified number of days, (iii) material breach of the Company’s representations and warranties, (iv) the occurrence of a change of control (as defined in the credit agreement), and (v) the commencement of any proceeding relating to bankruptcy by the Company or any guarantor. The Third Restated Credit Agreement also provides that a default under any other indebtedness results in a cross default under this credit agreement. Under certain circumstances, if an event of default occurs and is continuing, payment of amounts due under the credit agreement may be accelerated and the lending commitments under the credit agreement may be terminated.

Borrowings under the Third Restated Credit Agreement are secured by a first priority security interest in substantially all of the Company’s assets and are guaranteed by all of the Company’s wholly-owned subsidiaries. Each guarantee is full and unconditional and joint and several. The Company holds all of its assets and conducts all of its operations through its wholly-owned subsidiaries and does not have independent assets and operations.

During 2024, the Company had net payments of $3,000 under the revolving credit facility. After consideration of outstanding letters of credit of $5,040, the remaining maximum borrowings available under the revolving credit facility were $72,460 at December 31, 2024.

Long-term Debt Maturities

Long-term debt maturities are as follows:

For the years ending December 31:
2025	$26,250
2026	26,250
2027	492,234

$544,734

(6) Interest Rate Swap

On June 28, 2022, the Company entered into an interest rate swap agreement with a fixed notional amount of $250,000, to hedge the variability of cash flows of a portion of interest payments associated with the Company’s variable rate debt. The effective date of the interest rate swap is June 30, 2022 and the maturity date is June 30, 2025. The interest rate swap agreement swaps a three-month SOFR rate for a fixed rate of 3.268%. This swap was designated as a cash flow hedge of interest rate risk therefore the gains and losses are recorded in accumulated other comprehensive income and subsequently reclassified to interest expense in the same period during which the swap affects earnings. The fair value was a receivable of $1,212 and $4,209 at December 31, 2024 and 2023, respectively and is included in other assets on the accompanying consolidated balance sheets.

On June 14, 2018, the Company entered into an interest rate swap agreement with an initial notional amount of $119,250, to hedge the variability of cash flows of a portion of interest payments associated with the Company’s variable rate debt. The effective date of the interest rate swap is June 30, 2018 and matured on April 6, 2023.

(7) Leases

Operating Leases

The Company leases its office facilities and office equipment under noncancellable lease agreements which expire at various dates through 2031. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain office facilities on a month-to-month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent.

The Company’s leases frequently allow for lease payments that could vary based on factors such as inflation and the incurrence of contractual charges such as those for common area maintenance or utilities.

Renewal and/or early termination options are common in the lease arrangements, particularly with respect to real estate leases. The Company’s right-of-use assets and lease liabilities generally exclude periods covered by renewal options and exclude periods covered by early termination options (based on the conclusion that it is not reasonably certain that the Company will exercise such renewal options and not exercise such early termination options).

Information related to the Company’s right-of-use assets and related operating lease liabilities were as follows:

	2024	2023
Operating cash payments for operating leases	$15,456	$14,385
Operating lease costs	$15,959	$14,528
Variable lease costs	$4,580	$4,541
Short-term lease costs	$499	$807
Weighted-average remaining lease term (years)	2.91	3.2
Weighted-average discount rate	5.75%	4.83%

Operating lease liabilities undiscounted future cash flows as well as a reconciliation of such undiscounted cash flows to the amounts included in the Company’s operating lease liabilities as of December 31, 2024 are as follows:

2025	$13,696
2026	8,455
2027	3,892
2028	2,058
2029	980
Thereafter	1,076

Future undiscounted operating lease payments	30,157
Less amounts representing interest	2,574

Present value of operating lease payments	27,583
Less current portion	12,494

Long-term portion	$15,089

Finance Leases

The Company has acquired patient service equipment and vehicles through multiple finance leases. The finance lease obligations represent the present value of minimum lease payments, which are payable monthly at various interest rates. The weighted average remaining life of finance leases was 2.12 years and 2.11 years as of December 31, 2024 and 2023, respectively. The weighed average discount rate was 6.13% and 4.47% as of December 31, 2024 and 2023, respectively.

At December 31, 2024, the Company had $100,999 of patient service equipment and vehicles under finance leases with accumulated depreciation of $45,574 included in property and equipment, net in the accompanying consolidated balance sheets. At December 31, 2023, the Company had $76,928 of patient service equipment and vehicles under finance leases with accumulated depreciation of $36,251 included in property and equipment, net in the accompanying consolidated balance sheets. For the years ended December 31, 2024 and 2023 depreciation on patient service equipment finance leases in the amounts of $10,018 and $7,540 was recorded in the accompanying statements of operations within patient service depreciation. For the years ended December 31, 2024 and 2023 depreciation on vehicle leases in the amount of $7,081 and $6,687 was recorded in the accompanying statements of operations with depreciation and amortization.

During the years ended December 31, 2024 and 2023 interest on finance leases was $3,496 and $2,286 and is included in the accompanying statements of operations withing interest expense, net. Required future payments for finance lease obligations and the present value of net minimum finance lease payments are as follows:

For the years ending December 31:
2025	$28,955
2026	20,849
2027	9,906
2028	743
2029	35

Future minimum finance lease payments	60,488
Less amounts representing interest	5,893

Present value of minimum finance lease payments	54,595
Less current portion	25,355

Long-term portion	$29,240

(8) Share-Based Compensation

The Company’s board of directors approved and adopted the 2022 Equity Incentive Plan (Equity Incentive Plan) on April 19, 2022. The Equity Incentive plan initially reserved 365,950 shares of Rotech Healthcare Holdings Inc. common stock for incentive and non-qualified stock options, restricted stock, restricted stock units and other stock-based awards to employees, directors and consultants. From time to time the Equity Incentive Plan is amended as necessary to adjust the number of shares reserved for plan use. Effective July 11, 2024 the Equity Incentive Plan was amended to increase the number of shares reserved for plan use to 608,659 shares of Rotech Healthcare Holdings Inc. common stock. The purpose of the Equity Incentive Plan is to provide incentives to attract and retain employees, directors and consultants who provide services to the Company and align employees’ interests with the interests of the Company’s stockholders. Incentive and non-qualified stock options are granted with an exercise price not less than fair market value and the term shall not exceed five years. Restricted stock and restricted stock units are subject to vesting and forfeiture rules. Certain stock options, restricted stock, restricted stock units and other stock-based awards provide for accelerated vesting if there is a change in control (as defined in the plan). Fair market value of the common stock is established under the principles of Section 409A of the Internal Revenue Code of 1986, as amended. As of December 31, 2024, 9,519 shares of Rotech Healthcare Holdings Inc. common stock were available for grant under the Equity Incentive Plan.

Stock Options

For the year ended December 31, 2024 and 2023 the Company recorded share-based compensation expense of $2,383 and $1,750. Share-based compensation expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the year ended December 31:

	2024	2023

Expected volatility	61.16%	61.26%
Dividend yield	—	—
Expected option life (years)	6.20	5.96
Average risk-free interest rate	4.24%	4.57%

The following table summarizes our stock options transactions for the year ended December 31, 2024:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2024	249,317	$81.55
Granted	23,643	$81.55
Exercised	—	$—
Forfeited	(25,778)	$81.55

Options outstanding at December 31, 2024	247,182	$81.55

Options exercisable at December 31, 2024	151,659	$81.55	7.74	$—

Options fully vested and expected to vest at December 31, 2024	247,182	$81.55	7.89	$—

The following table summarizes the transactions for our non-vested shares for the year ended December 31, 2024:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares at January 1, 2024	167,386	$34.83
Granted	23,643	$45.63
Vested	(83,660)	$32.94
Forfeited	(11,846)	$33.67

Non-vested shares at December 31, 2024	95,523	$37.57

As of December 31, 2024, there was $2,258 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. The cost is expected to be recognized over the weighted-average period of 1.20 years. The total fair value of shares vested during the year ended December 31, 2024 was $2,756. The Company recognizes forfeitures in the period they occur as an adjustment to share-based compensation.

Restricted Stock Awards and Units

The Company did not grant any shares of restricted stock during the year ended December 31, 2024. During the year ended December 31, 2024, 93,302 shares of restricted stock vested. Share-based compensation expense related to restricted stock awards recognized for the year ended December 31, 2024 and 2023 was $7,015 and $7,269, respectively and is included in the accompany consolidated statements of operations within selling, general and administrative expense.

(9) Income Taxes

Income tax (benefit) expense consists of:

	Year ended December 31, 2024	Year ended December 31, 2023
Current:
Federal	$—	$—
State	367	1,716

Total current provision	367	1,716

Deferred:
Federal	(3,121)	2,480
State	823	850

Total deferred provision	(2,298)	3,330

Income tax (benefit) expense	$(1,931)	$5,046

A reconciliation of the tax provision computed at the statutory federal tax rate of 21% on income before income taxes to the actual income tax provision is as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Tax provision computed at the statutory rate	$(4,156)	$2,940
State income taxes, net of federal income tax benefit	(300)	817
Permanent items at statutory rate	1,488	88
Deferred tax impact of state effective tax rate changes	1,552	796
True up in deferred tax asset	(515)	405

Total income tax (benefit) expense	$(1,931)	$5,046

The effective rate is 9.8% and 36.1% at December 31, 2024 and 2023, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2024	2023
Noncurrent deferred income tax assets:
Net operating loss (NOL) carryforward	$61,795	$64,357
Accounts receivable	10,683	13,809
Interest expense limitation carryforward	3,561	2,837
Operating lease liability	6,773	7,559
Share-based compensation	1,491	871
Other deferred assets, net	582	530
Other accrued liabilities	3,337	3,681

Total noncurrent deferred income tax assets	88,222	93,644

Noncurrent deferred income tax liabilities:
Goodwill and intangible assets	54,758	58,219
Property and equipment	18,006	17,775
481(a) adjustment	6,876	10,452
Operating lease right-of-use asset	6,765	7,679
Other comprehensive income	324	1,086

Total noncurrent deferred income tax liabilities	86,729	95,211

Net noncurrent deferred income tax (liabilities) assets	$1,493	$(1,567)

Realization of deferred tax assets is dependent on generating sufficient future taxable income prior to the expiration of the NOL and credit carry forwards. The Company has determined that it will generate sufficient future taxable income to realize the deferred tax assets as of December 31, 2024 and 2023.

The Company expects to generate a 2024 federal taxable income of $30,673 reducing the total federal NOLs available before annual limitation as of December 31, 2024 to $229,866. The Tax Cuts and Jobs Act of 2017 (TCJA) changed the law regarding NOL carryforwards, imposing an 80% of taxable income limitation on the use of NOLs, which applies to the NOLs arising in tax years beginning after December 31, 2017. Federal NOLs generated before December 31, 2017 carryforward 20 years. As of December 31, 2024, the Company has $208,636 of Federal NOL carryforward that will expire between 2033 and 2037. As of December 31, 2024, the Company has $21,230 of Federal NOL carryfoward that can be carried forward indefinitely.

The Company is currently open to Internal Revenue Service audit for all years ended December 31, 2021 to present. However, the Company may be subject to modification and/or adjustment of its NOLs by the IRS for all prior loss years.

Management evaluated the Company’s tax positions and concluded the Company had no uncertain tax benefits that require adjustment to the consolidated financial statements to comply with the accounting standard on accounting for uncertainty in income taxes as of December 31, 2024 or 2023. The Company will classify any interest and penalties under this standard as income taxes in the consolidated financial statements. There were no interest or penalties accrued as a result of applying this standard as of December 31, 2024 or 2023. The Company does not currently anticipate the total amount of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

As of December 31, 2024 the Company has state NOLs of $13,524 after tax and federal tax benefit. State NOL carryforward periods vary by jurisdiction and carryforward periods range from 10 to 20 years. State NOLs generated after December 31, 2017 may carryforward indefinitely.

The Company’s state income tax returns are open to audit for the years ended December 31, 2019 to 2023. Considering all relevant facts and circumstances, the Company does not believe the ultimate resolution of tax issues for all open tax periods will have a material effect upon its results of operations or financial condition.

(10) Insurance Coverage

The Company has a self-insured plan for health and medical coverage for its employees. A stop-loss provision provides for coverage by a commercial insurance company of specific claims paid in the plan year in excess of $300. Total liabilities for group health insurance claims payable, including an estimate for incurred but not reported claims, are included in accrued expenses and other current liabilities in the consolidated balance sheets and totaled approximately $2,485 and $1,810 as of December 31, 2024 and 2023, respectively.

The Company is subject to auto and workers’ compensation claims, which are primarily self-insured; however, it maintains certain stop-loss and other insurance coverage, which it believes to be appropriate. The stop-loss provides for coverage by a commercial insurance company on a per incident basis for claims paid in excess of $250. Provisions for estimated settlements relating to the auto and workers’ compensation and health benefit plan claims are provided in the period of the related claim on a case-by-case basis, plus an amount for incurred but not reported claims. Differences between the amounts accrued and subsequent settlements are recorded in operations in the period of settlement. Total undiscounted actuarially determined liabilities for auto and workers’ compensation claims are included in accrued expenses and other current liabilities in the consolidated balance sheets and totaled approximately $8,581 and $6,362 as of December 31, 2024 and 2023, respectively.

(11) Certain Significant Risks and Contingencies

The Company and others in the health care business are subject to certain inherent risks, including the following:

•

Substantial dependence on revenues derived from reimbursement by various Federal health care programs (including Medicare) and State Medicaid programs which have been significantly reduced in recent years and which entail exposure to various health care fraud statutes;

•

The Company may experience volatility in its cash position during inter-period quarters resulting from inconsistent timing of payments from Centers for Medicare and Medicaid Services, its contractors and other third-party payors. The timing of these inconsistent cash inflows may not coincide with the cash outflows including its debt service requirements or material vendor payments;

•	Government regulations, government budgetary constraints and proposed legislative, reimbursement and regulatory changes; and

•	Lawsuits alleging negligence in the provision of health care services and related claims.

Such inherent risks require the use of certain management estimates in the preparation of the Company’s consolidated financial statements and it is reasonably possible that changes in such estimates may occur.

Due to information technology systems used by the Company and/or our third-party vendors, the Company may often be the target of cyberattacks and other security threats which could cause a significant disruption in the Company’s business. Programs are in place which are intended to detect, contain, and respond to data security incidents and provide employee awareness training regarding phishing, malware and other cyber risks to protect against cyber risks and security breaches. However, because the techniques used to obtain unauthorized access, disable, or degrade service, or sabotage systems change frequently and are increasing in sophistication, the Company may be unable to anticipate these techniques, detect breaches or implement adequate preventive measures and may be subject to breaches of our information technology systems or business interruption.

In November 2024, the Company filed a business interruption insurance claim with its insurance carriers related to a cyberattack on a third-party vendor system. The Company recorded approximately $1,100 of recoveries for actual losses related to this claim within selling, general and administrative expenses in the accompanying consolidated statements of operations as of December 31, 2024. In January 2025, the Company received recoveries of $5,000 related to this business interruption insurance claim.

Due to the nature of the business, the Company is involved in lawsuits that arise in the ordinary course of business. The Company does not believe that any lawsuit it is a party to, if resolved adversely, would have a material effect on its financial condition, revenues, profit margins, profitability, operating cash flows and results of operations. The Company is also subject to malpractice and related claims, which arise in the normal course of business and which could have a significant effect on it. As a result, the Company maintains professional and general liability insurance with coverage and deductibles which it believes to be appropriate.

As a health care provider, the Company is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documentation and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to patients. Similarly, government agencies periodically open investigations and obtain information from health care providers pursuant to legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

On July 22, 2024, Owens & Minor, Inc. entered into an Agreement and Plan of Merger to acquire Rotech Healthcare Holdings Inc. for $1,360,000 in cash. The definitive agreement contains certain termination rights for Owens & Minor, Inc. and the Company. In the event that Owens & Minor, Inc. terminates the contract, Owens & Minor, Inc. will be required to pay the Company a termination fee of $70,000. The transaction is subject to customary closing conditions, including expiration or termination of applicable waiting period under the Hart Scott Rodino Act, and is expected to close during the first half of 2025. The Company has recorded $7,400 in transaction costs related to legal and professional fees for the year ending December 31, 2024.

(12) Employee Benefit Plans

The Company sponsors a 401(k) Savings Plan (the Savings Plan) covering all full-time employees who have met certain eligibility requirements. The Savings Plan is funded by voluntary employee contributions and by discretionary Company contributions equal to a certain percentage of the employee contributions. Employees’ interests in Company contributions vest over five years. There were no contributions made for the years ended December 31, 2024 and 2023.

(13) Acquisitions

During 2024, the Company did not acquire any businesses.

During 2023, the Company acquired five complementary home medical equipment businesses for an aggregate total cost of $36,833, of which $30,635 was paid in cash at closing. Additionally, the Company recorded $3,812 of deferred obligations and $2,386 of contingent consideration, which the Company is obligated to pay if certain annual performance targets are met over a one year period following the date of acquisition and have expired. Deferred obligations of $3,477 and $2,351 of contingent consideration is included in the consolidated balance sheets within accrued expenses and other current liabilities and deferred obligations of $335 and $35 of contingent consideration is included in the consolidated balance sheets within other long-term liabilities as of December 31, 2023.

These transactions were accounted for as business combinations and the results of operations of the acquired companies are included in the accompanying statements of operations from the dates of acquisition. The purchase prices with respect to each acquisition were allocated to various underlying tangible and intangible assets and liabilities on the basis of estimated fair value. Goodwill represents the expected growth, cost synergies, acquired assembled workforce and expected contribution to the Company’s overall strategy. The goodwill from these acquisitions is not expected to be deductible for tax purposes.

The aggregate purchase price of the Company’s acquisitions during the years ended December 31 is allocated as follows:

2023
Cash	$1,502
Accounts receivable	1,715
Other receivables	53
Inventory	208
Property and equipment	111
Intangible assets	23,120
Goodwill	14,204
Operating lease right-of-use asset	110
Other assets	25

Total assets acquired	$41,048

Accounts payable	$2,072
Current portion operating lease liability	110
Deferred tax liabilities	2,033

Total liabilities assumed	$4,215

Total purchase price	$36,833

(14) Related Parties

A former employee of the Company had a controlling financial interest in a business that provided contract labor and consulting services to the Company. All contracts were terminated in 2023. Payments to this business during 2023 totaled $1,882. As of December 31, 2023, the Company had $334 outstanding in accounts payable to this service provider which was cancelled during 2024 and the expense reversed.

(16) Subsequent Event

Management has evaluated subsequent events through March 15, 2025, the date the consolidated financial statements were available to be issued.